Exhibit 8.1

List of Subsidiaries of China Sunergy Co., Ltd. (the “Registrant”)

1.	China Sunergy Co., Ltd., incorporated in the British Virgin Islands.

2.	China Sunergy (Hong Kong) Co., Limited., incorporated in Hong Kong.

3.	China Sunergy (Nanjing) Co., Ltd., incorporated in the People’s Republic of China.

4.	China Sunergy Europe GmbH, incorporated in Germany.

5.	China Sunergy (Shanghai) Co., Ltd., incorporated in the People’s Republic of China.

6.	CEEG (Shanghai) Solar Science Technology Co., Ltd., incorporated in the People’s Republic of China.

7.	CEEG (Nanjing) Renewable Energy Co., Ltd., incorporated in the People’s Republic of China.

8.	China Sunergy (US) Clean Tech Inc, incorporated in the United States of America.

9.	China Sunergy (Yangzhou) Co., Ltd., incorporated in the People’s Republic of China.

10.	China Sunergy Trading (Hong Kong) Co., Limited, incorporated in Hong Kong.

11.	CSUN International (Kong Kong) Co., Limited, incorporated in Hong Kong.

12.	China Sunergy Luxembourg S.A., incorporated in Luxembourg.

13.	CSUN Holding (Luxembourg) S.a.r.l, incorporated in Luxembourg.